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STOCK ACQUISITION AGREEMENT
BY AND AMONG
ARNOLD SECURITIES, INC.,
JOHN ARNOLD,
JERRY W. MULDER,
CINDY PEDERSEN,
AND
STOCKWALK.COM GROUP, INC.

    THIS STOCK ACQUISITION AGREEMENT ("Agreement"), is dated as of August 24, 1999, by and amongARNOLD SECURITIES, INC., a Minnesota corporation ("ASI"), JOHN ARNOLD ("Arnold"),JERRY W. MULDER ("Mulder"), CINDY PEDERSEN ("Pedersen"), (Arnold, Mulder, and Pedersen, being known together herein as the "Sellers") and STOCKWALK.COM GROUP, INC., a Minnesota corporation ("Buyer").

WITNESSETH:

    WHEREAS, Buyer, the Sellers and ASI have indicated their mutual desire that Buyer should acquire all of the issued and outstanding stock of ASI (the "Acquisition"), upon the terms and conditions set forth in this Agreement; and

    WHEREAS, the Sellers are the record and beneficial holders of 100% of the issued and outstanding common stock of ASI (the "ASI Stock"), and by their signatures below, agree to convey all of their shares to Buyer.

    NOW, THEREFORE, the parties hereto hereby represent, warrant, covenant and agree as follows:

ARTICLE I. CONVEYANCE OF STOCK

    Subject to the terms and conditions provided in this Agreement, the Sellers agree to transfer to Buyer all of their right, title and interest in and to the shares of the ASI Stock owned by Sellers at the Closing (as defined herein) in consideration for: (i) $3,200,000 in cash, payable $2,200,000 at Closing, $500,000 six (6) months and ten (10) days after Closing and $500,000 on the first anniversary of Closing, (the deferred amounts being evidenced by delivery at Closing of promissory notes of the Buyer, payable, with interest on the unpaid principal amount at the rate of 5.25% per annum and secured by a pledge of the ASI Stock, in the form attached hereto as Exhibit 7.8); and (ii) eight (8) year option to purchase 60,000 shares of common stock of Buyer (the "Option"), exercisable at the market price of the common stock of the Company at the close of business on the day of this Agreement, such consideration to be allocated to each Seller on the basis of his or her percentage ownership of the ASI Stock (the "Percentage Interest").

ARTICLE 2. CLOSING

    Subject to the satisfaction or waiver of the conditions described in Articles 7, 8 and 9, the closing of the Acquisition (the "Closing") shall take place at the offices of Maun & Simon, PLC, in Minneapolis, Minnesota, at 10:00 a.m. local time on October 18, 1999, or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND ASI

    As an inducement for Buyer to enter into this Agreement, ASI and each of the Sellers hereby jointly and severally (except as to the representations in Sections 3.3, 3.4, 3.5 and 3.6 which are made severally by ASI and each Shareholder, as the case may be) represent, warrant, covenant and agree with and to Buyer, as follows:

    3.1.  ASI Incorporation.  ASI is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota. ASI has full corporate power and corporate authority to carry on its business as it is now being conducted, to own and operate its assets, business and properties, to conduct its business as now conducted by it, to enter into this Agreement and to perform its obligations hereunder. Annexed hereto as Schedule 3.1 and made a part hereof is a complete and correct copy of the Articles of Incorporation and Bylaws (together with all amendments and restatements of each such document) of ASI.

    3.2.  Capitalization of ASI Corporate Documents.  ASI has an authorized capital stock consisting of 250,000 shares of common stock, par value $.10 per share, 31,500 of which are issued and outstanding (the "ASI Stock"). All of the issued and outstanding ASI Stock is owned of record and beneficially by the Sellers. Annexed hereto as Schedule 3.3 and made a part hereof is a complete and correct description of the ownership by the Sellers of the ASI Stock. Except as disclosed in Schedule 3.3, there are no other classes of equity, options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of any shares of the ASI Stock, or any securities convertible into or evidencing the right to purchase any shares of the ASI Stock.

    3.3.  Title to ASI Stock.  Each of the Sellers has good and marketable title to, and owns and will continue to own free and clear of all claims, liens, pledges, options and other encumbrances, all of the ASI Stock listed in Schedule 3.3 as being owned by such Seller. All of the ASI Stock is validly issued, fully paid, non-assessable with no personal liability attaching to the ownership thereof and has not been issued in violation of the preemptive rights of any other shareholders.

    3.4.  Status of ASI Stock.  Except as set forth on Schedule 3.4, none of the ASI Stock is subject to any shareholder agreement, voting agreement, voting trust, buy-sell agreement or any other similar agreement with respect to any of the ASI Stock and the ASI Stock shall be transferred to Buyer at the Closing free and clear of all claims, pledges, security interests, liens or encumbrances or other restrictions or limitations of any kind, including inheritance or estate tax liens, pledges, options or other encumbrances.

    3.5.  Capacity of Sellers.  None of the Sellers is under any present legal disability to enter into and perform this Agreement. Each such Seller will have full power and authority to perform all of its obligations under this Agreement as of the Closing.

    3.6.  No Right of First Refusal.  Except as disclosed on Schedule 3.6 annexed hereto and made a part hereof, neither Sellers nor ASI is a party to or restricted by or obligated under any contract or agreement which might be violated by making or performing any part of this Agreement, including but not limited to rights of first refusal pursuant to any shareholders' or any other agreement.

    3.7.  Financial Statements.  (i) The audited Balance Sheets of ASI as of June 30, 1997, 1998, and 1999 (the "Balance Sheets"), and (ii) the related Statements of Operations and Shareholders' Equity and the Consolidated Statements of Cash Flows for the fiscal years and periods then ended of ASI, together with the notes thereon, certified by the independent certified public accountants of ASI, have been delivered by ASI to Buyer. Such audited financial statements and notes were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, are in accordance with the books and records of ASI, contain and reflect adequate reserves for (i) all liabilities or obligations of any nature, whether absolute, contingent or otherwise, in accordance with GAAP and (ii) all reasonably anticipated losses and costs in excess of expected revenue, and present fairly the financial position of ASI, as of such dates and for such periods. All transactions between ASI and the Sellers related to the business or operations of ASI (other than transactions related to compensation of either of the Sellers as set forth in detail on Schedule 3.7 hereto) have been identified in such audited financial statements. For purposes of this Agreement, the Balance Sheet of ASI at June 30, 1999 is sometimes referred to as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date." ASI shall deliver to Buyer (i) the unaudited compiled financial statements of ASI for each month ended after the Balance Sheet Date, no later than twenty (20) days after the end of each such month until Closing shall have occurred, and (ii) any subsequent unaudited compiled financial statements of ASI for each fiscal quarter after the Balance Sheet Date, no later than thirty (30) days after the end of each such fiscal quarter until Closing shall have occurred. Such financial statements will be prepared in a manner consistent with the audited financial statements of ASI in accordance with books and records of ASI, and will contain and reflect adequate reserves for (i) all liabilities or obligations of any nature, whether absolute, contingent or otherwise, and (ii) all reasonably anticipated losses, except for the absence of explanatory footnotes, and present fairly the financial condition and results of operations of ASI as of such date and for such period. All transactions between ASI and the Sellers related to the business or operations of ASI (other than transactions related to compensation of either of the Sellers as set forth in detail on Schedule 3.7 hereto) have been identified in such unaudited financial statements.

    3.8.  Business Since Balance Sheet Date.  Except as set forth on Schedule 3.8, attached hereto and made a part hereof, since the Balance Sheet Date, there has not been:

      3.8.1. Any material adverse change in the financial condition, operations, business or prospects of ASI, including, but not limited to, any state or federal regulatory proceedings which could culminate in an order or other action which could have such an adverse change, but excluding generally known industry trends and competitive conditions affecting the securities brokerage industry generally;

      3.8.2 Any material physical damage or destruction, whether or not covered by insurance, adversely affecting the properties, business, or operations of ASI;

      3.8.3 Any direct or indirect redemption, purchase or other acquisition by ASI of any of the ASI Stock, or declaration of or payment or distribution of any kind of cash or other assets to either of the Sellers or to any party related or affiliated with a Seller (a "Seller Affiliate") other than the payment of dividends as set forth in detail on Schedule 3.8 hereto;

      3.8.4. Any employment, severance, consulting or other compensation contract entered into by ASI with any director, officer or employee, or any increase of compensation payable or to become payable to any of its officers, employees or agents, except for increases in compensation in the ordinary course of business, which increases and distributions are set forth in detail on Schedule 3.8;

      3.8.5. Any communication, whether oral or written, to ASI or the Sellers from ASI's customers or agencies regulating ASI, nor does ASI or the Sellers, after making due inquiry, have any knowledge of, any potential development affecting ASI which would reasonably lead ASI or any of the Sellers to expect a material adverse change in ASI's business;

      3.8.6. Any satisfaction or discharge of any lien by ASI or payment by ASI of any obligation or liability, other than an obligation or liability included in the Balance Sheet of ASI, current liabilities incurred since the Balance Sheet Date in the ordinary course of business, liabilities incurred in carrying out the transactions contemplated by this Agreement and obligations and liabilities under the contracts and agreements listed in Schedule 3.14 hereof,

      3.8.7. Any guaranty, endorsement or indemnification by ASI of the obligations of any third person, firm or corporation,

      3.8.8. Any sale or transfer of any assets or cancellation by ASI of debts or claims having a value, in the aggregate, of more than $25,000, except, in each case, in the ordinary course of business;

      3.8.9. Any knowing waiver by ASI of any rights having a value individually, or in the aggregate, in excess of $25,000;

      3.8.10 Any transaction entered into, other than in the ordinary course of business; or

      3.8.12. Any mortgage, pledge or lien or other encumbrance of any of its assets, tangible or intangible.

    3.9.  Litigation Claims.  Except as set forth in Schedule 3.9:

      3.9.1. There are no claims, suits, actions, or proceedings of any nature whatsoever in law or in equity, pending before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, or, to the best knowledge of ASI, and the Sellers, threatened, nor are there, to the best knowledge of ASI, and the Sellers, any investigations, whether or not purportedly on behalf of ASI, complaints or reviews by any court, governmental department, commission, agency, self-regulatory organization, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting ASI.

      3.9.2. SI is not operating under or subject to, nor in default with respect to, any order, writ, injunction, garnishment, levy or decree of any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, or operating under or subject to any restrictive agreement imposed by any self-regulatory organization.

      3.9.3. During the past five (5) years, there has not been nor is there now pending, any claim(s) against any person in his or her capacity as either a director, officer or registered principal of ASI. The Sellers have no actual knowledge or information of any act, error, or omission which would give rise to such a claim. Neither ASI nor the Sellers have been involved in or have knowledge of any facts or circumstances involving the following which would give rise to the following: (i) state or federal securities laws claims, litigation or arbitration; (ii) charges in any civil or criminal action or administrative proceeding involving a violation of any federal or state security law or regulation; or (iii) charges in any civil or criminal action or administrative proceeding involving a violation of any federal or state fair trade law or consumer protection law or regulation.

    3.10.  Compliance with Laws.  Except as set forth on Schedule 3.10, annexed hereto and made a part hereof, ASI has not within the six (6) years preceding the date of this Agreement received written notice and neither ASI, nor any of the Sellers has any knowledge, having made due inquiry, of any violation within six (6) years preceding the date of this Agreement by ASI of regulations and orders from any governmental entity or self regulatory organization having authority to enforce such laws, regulations and orders, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, State Blue Sky Laws (the "Securities Law"), and ASI, and the Sellers do not have any actual knowledge, having made due inquiry, that any requirements of insurance carriers, applicable to its business are not being adhered to. To ASI's and the Sellers' actual knowledge, having made due inquiry, no consent or approval by any governmental or self-regulatory organization is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    3.11.  Insurance.  Schedule 3.11, which is annexed hereto and made a part hereof, is a correct and complete list of all insurance held by ASI including the policy number, name of carrier, coverage, term, expiration date and premium. Such insurance coverage will be continued in full force and effect until the Closing.

    3.12.  Indebtedness.  Schedule 3.12, which is annexed hereto and made a part hereof, is a correct and complete list of all instruments, agreements or arrangements pursuant to which ASI has borrowed any money, guaranteed any indebtedness or established any line of credit which represents any liability, contingent or otherwise, of ASI on the date hereof. True and complete copies of all such written instruments, agreements or arrangements have been delivered to ASI prior to the date of this Agreement.

    3.13.  Correct Records.  The financial records, ledgers, account books, minute books, stock certificate books, stock registers, and other corporate records of ASI are current, correct and complete in all material respects and all signatures therein are the true signatures of the persons who are purported to have signed. ASI has timely filed all reports required to be filed with the Securities and Exchange Commission, State securities commissions and self-regulatory organizations. Buyer has been furnished copies of all FOCUS reports filed by ASI within the past twelve (12) months.

    3.14.  Contracts.  The following written contracts, plans, agreements, arrangements and leases, (true complete copies of which have been furnished to ASI as of the date hereof), and oral contracts, plans, agreements, arrangements and leases to which ASI is a party are set forth, listed and, for the oral contracts, agreements and arrangements, accurately described, on Schedule 3.14 which annexed hereto and made a part hereof: (i) each contract for the future purchase of materials, services, supplies or equipment which (a) has a term in excess of one year or (b) obligates ASI to pay, in one installment or in the aggregate over its term or one year, whichever is shorter, an amount in excess of $50,000; (ii) each contract not made in the ordinary and usual course of business; (iii) each employment, severance and consulting contract; (iv) each agreement for the provision of clearing services or other securities trading execution services; (v) each guarantee and accommodation; (vi) each license and franchise relating to the business of ASI; (vii) each lease of real and personal property which (a) has a term in excess of one year or (b) obligates ASI to pay, in one installment or in the aggregate over its term or one year, whichever is shorter, an amount in excess of $50,000; (viii) each contract and agreement with affiliates of ASI, including the Sellers and any Seller Affiliate ("Material Contracts"). Except as set forth on Schedule 3.14 hereto, to the best of their knowledge, ASI has performed in all material respects all obligations required to be performed by it to date and has not breached and is not in default under any agreement listed in Schedule 3.14 or to which it is a party or by which it is bound, and all of the same are enforceable in accordance with their terms. ASI and Sellers know of no facts or circumstances which constitute, or with the passage of time could constitute, a default by ASI, the Sellers or any other party under any Material Contracts, nor are ASI and the Sellers aware of any restrictions imposed by such contracts which would in any material way negatively impact or impair the consummation of the transactions contemplated by this Agreement.

    3.15.  Employee Benefit Plans: ERISA.

      3.15.1. Schedule 3.15.1 lists all contracts, agreements, arrangements and understandings, whether written or oral, with respect to the payment or delivery to any person of compensation, bonuses, perquisites, benefits and other items of value by ASI.

      3.15.2 No employee or director of ASI will be entitled to severance pay by virtue of the transactions contemplated by this Agreement. Schedule 3.15.2 sets forth each employee or director of ASI who has any right to severance pay for any reason, listing the employee name, severance amount or method of calculation, and the basis for such right.

      3.15.3. Schedule 3.15.3 contains a true and complete list of each pension, profit sharing, other deferred compensation, bonus, incentive compensation, stock purchase, stock option, retirement, supplemental retirement, severance or termination pay, medical, hospitalization, educational assistance, legal assistance, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits plan, program, arrangement or contract, and each other employee benefit plan, program, arrangement or contract, maintained, contributed to, or required to be contributed to, or promised by ASI for the benefit of any current or former employee, director or agent of ASI, whether or not any of the foregoing is funded, whether formal or informal, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Benefit Plans").

      3.15.4. To the best of their knowledge, the Benefit Plans that are intended by ASI or any Related Party to meet the requirements of Section 401 (a) of the Code are so qualified. All such Benefit Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting and disclosure requirements. No Benefit Plan is subject to Title IV of ERISA.

      3.15.5. With respect to all Benefit Plans, ASI is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. ASI has performed the obligations required to be performed by it under, and is not in default under or in violation of, any and all of the Benefit Plans, and each Benefit Plan has been operated in all material respects in accordance with the requirements of all applicable laws and regulations.

    3.16.  Property.

      3.16.1. Schedule 3.16.1 sets forth all leases, subleases and other agreements under which ASI uses or occupies, or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property"). ASI has heretofore delivered to Buyer true, correct and complete copies of all leases (including all modifications, amendments and supplements thereto for the Leased Real Property (the "Real Property Leases"). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by ASI as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of ASI or, to ASI's best knowledge, the landlord, exists under any Real Property Lease. ASI has a good and valid leasehold interest in the Leased Real Property leased by it, free and clear of all mortgages, pledges, liens, encumbrances and security interests except as set forth on Schedule

      3.16.2. ASI has good and defensible title to all of its other assets and properties used in the business of ASI, and all assets and properties reflected in the Balance Sheet, or acquired after the Balance Sheet Date (other than assets or property sold or otherwise disposed of in the ordinary course of its business subsequent to such date) (the "Other Assets"), such Other Assets being, in each case, free and clear of all security interests, mortgages, pledges, liens, conditional sales, agreements, leases, encumbrances or charges of any nature whatsoever except as expressly stated in Schedule 3.16.2.

      3.16.3. ASI does not own any Real Property.

    3.17.  Consents.  Except as set forth in Schedule 3.17, and except for applicable requirements of the Securities Laws, no consent, approval or authorization of, or filing, registration, qualification, declaration or designation with, any governmental authority or any other third party is required on the part of ASI or the Sellers as a condition to the valid execution, delivery and performance of this Agreement by ASI and by the Sellers or as a condition to the due and valid consummation of the transactions contemplated by this Agreement or by any of the Exhibits.

    3.18.  No Defaults.  Except for any consents, that may be required under the Securities Laws neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is an event which of itself or with the giving of notice or the passage of time, or both, could constitute, in any material respect (with respect to clauses (i) and (iii) of this Section 3.18), a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, (i) any judgment, law or regulation applicable to ASI or Sellers; (ii) ASI's Articles of Incorporation or Bylaws; or (iii) any agreement or instrument to which ASI or any Seller is a party or by which they are bound or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of ASI or Sellers, and no such event of itself or with the giving of notice or the passage of time, or both, will result in the acceleration of the due date of any obligation of ASI.

    3.19.  Brokers.  There is no broker or finder or other person who would have any valid claim against the Sellers or ASI for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby. Seller shall be responsible for the payment of any such claims for a commission or brokerage.

    3.20.  Corporate and Seller Action.  This Agreement and each other agreement required to be executed and delivered by ASI and the Sellers has been duly authorized, executed and delivered by ASI and the Sellers and constitutes a legal, valid and binding agreement of ASI and the Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. ASI has taken all actions required by law and by its Articles of Incorporation and Bylaws to authorize the execution and delivery of this Agreement, together with its Schedules and Exhibits, and the consummation of the transactions contemplated by this Agreement or by any of the Exhibits.

    3.21.  Liabilities.  Except as set forth in Schedule 3.21, as of the Balance Sheet Data, ASI had no material liabilities, absolute or contingent, which are not shown on the Balance Sheet. All liabilities, absolute or contingent, of ASI incurred subsequent to the Balance Sheet Data, will have been incurred only in the ordinary course of business.

    3.22.  Tax Returns.  Except as set forth in Schedule 3.22, annexed hereto and made a part hereof, all federal income tax returns, and other federal tax returns of every nature, and all state, county and local tax returns and declarations of estimated tax or estimated tax deposit forms required to be filed by ASI have been duly and timely filed, were true, correct and complete in all material respects an d ASI has timely paid all taxes which have become due and owing or pursuant to any assessment received by it and has paid all installments of estimated tax due. Where such returns and reports have not been audited and approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and ASI has not received any notice of deficiency or adjustment. The amounts shown as provisions for taxes on the Balance Sheet are sufficient for the payment of all respective federal, state, county and local taxes.

    All taxes and other assessments and levies which ASI is required by law to withhold or to correct have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by ASI in separate bank accounts for such payment. All statements and reports required to be filed under any Chapter of the Code by ASI have been true, correct and complete in all material respects and duly and timely filed.

    3.23.  Banks.  Schedule 3.23, which is annexed hereto and made a part hereof, is a correct and complete list setting forth the name of each bank in which ASI has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from ASI.

    3.24.  Disclosure by ASI and the Sellers.  No representation or warranty made by ASI or the Sellers in this Agreement and no statement made in any certificate to be delivered at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to a prospective purchaser of the ASI Stock who is seeking full information with respect to ASI. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement, or in any document submitted pursuant to a specific requirement of this Agreement.

    3.25.  Securities Laws Compliance.

      3.25.1 Each Seller is acquiring the Stock and the stock options for his own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of the Stock or any part thereof, and neither Seller has a plan or intention of selling, granting any participation in, or otherwise distributing the same, except pursuant to appropriate registration or exemption. By executing this Agreement, each Seller further represents that there is no contract, undertaking, agreement or arrangement with any person for resale in connection with a distribution to any person with respect to any of the Stock. Each Seller acknowledges and understands that Stock must be held for an indefinite period of time unless the Stock is subsequently registered under the Securities Laws or an exemption from such registration is available.

      3.25.2. Each Seller has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Stock and is able to bear the economic risk of an investment in the Stock, including, without limiting the generality of the foregoing, the risk of losing part or all of his investment in the Stock and the possible inability to sell or transfer within that amount of time.

      3.25.3 The transfer of all or any of the Stock may be refused by Buyer's transfer agent unless the Stock for which transfer is sought is registered under the Securities Act and all other applicable Securities Laws or unless the Seller seeking such transfer provides such information as is deemed necessary by Buyer to show that such registration is not required, including an opinion of legal counsel acceptable to Buyer.

ARTICLE 4. BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer represents and warrants that:

    4.1.  Incorporation.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is qualified as a foreign corporation in each other jurisdiction in which it is lawfully required to qualify to conduct business, except where the failure to so qualify would not have a material adverse effect on Buyer.

    4.2.  No Defaults.  Except for any consents, that may be required under the Securities Laws neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is an event which of itself or with the giving of notice or the passage of time, or both, could constitute, in any material respect (with respect to clauses (i) and (iii) of this Section 4.2), a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, (i) any judgment, law or regulation applicable to Buyer; (ii) Buyer's Articles of Incorporation or Bylaws; or (iii) any agreement or instrument to which Buyer is a party or by which it is bound or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Buyer, and no such event of itself or with the giving of notice or the passage of time, or both, will result in the acceleration of the due date of any obligation of Buyer.

    4.3.  Corporate Action of Buyer.  This Agreement and each other agreement required to be executed and delivered by Buyer at or prior to Closing has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

    4.4.  Disclosure by Buyer.  No representation or warranty made by Buyer in this Agreement, and no statement made in any certificate to be delivered at the Closing, Exhibit or Schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein or herein not misleading to a prospective purchaser of the Stock who is seeking full information with respect to Buyer. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement, or in any document submitted pursuant to a specific requirement of this Agreement.

    4.5.  Stock and Options.  The Stock, when issued and delivered hereunder, will be duly and validly issued and will be fully paid and nonassessable. The Options, when issued and delivered hereunder, will be valid obligations of the Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Buyer shall at all times reserve for future issuance all shares of common stock of the Buyer that may be required to be issued or delivered upon exercise of the Options.

    4.6.  Brokers.  There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage in connection with the Agreement or the transactions contemplated hereby and Buyer has not retained or employed any such broker, finder or person as such, nor taken any action which would give any person any valid claim against any party hereto for such a commission or brokerage. Buyer shall pay the fees, commissions, expenses and any other charges of any such broker, finder or program having a claim against Buyer for a commission or finders fee.

    4.7.  SEC Reports.  At or prior to Closing, Buyer shall deliver to Sellers all Form 10-Q's filed with the Securities and Exchange Commission ("SEC") since the end of the last fiscal year of Buyer, all Form 8-K' s filed during the twenty-four (24) months preceding the Closing Date and the Proxy statement of NM Holdings, Inc. (Buyer's predecessor) dated June 15, 1999 (the "SEC Reports"). The information set forth in the SEC Reports does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements made therein not misleading.

ARTICLE 5. COVENANTS OF THE SELLERS AND ASI PENDING CLOSING

    The Sellers and ASI jointly and severally covenant and agree that from the date hereof to and including the Closing:

    5.1.  Maintenance of Business.  ASI shall continue to carry on its business, maintain its Leased Real Property and Other Assets and keep its books of account, records and files in substantially the same manner as heretofore, except that ASI shall seek Buyer's consent prior to incurring any expense other than in the ordinary course of business or capital expenditure which individually or in the aggregate would exceed $10,000. ASI will maintain in full force and effect insurance policies now in effect.

    5.2.  Negative Covenants.  Without the prior written consent of Buyer, ASI shall not, and the Sellers shall do all things and take all reasonable and proper action to provide that ASI shall not:

      5.2.1. Issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem any shares of its capital stock or any other securities of ASI;

      5.2.2. Amend its Articles of Incorporation or adopt or amend its Bylaws;

      5.2.3. Incur or prepay any liability for borrowed money, short term debt or long term debt (as those terms are defined in GAAP), other than in the ordinary course of business and consistent with past practices;

      5.2.4. Pay or guarantee any obligation or liability other than obligations or liabilities reflected in the Balance Sheet, when due, liabilities incurred since the Balance Sheet Date in the ordinary course of business and obligations under contracts and agreements referred to in Schedules annexed hereto or entered into in the ordinary course of business;

      5.2.5. Adopt or modify any severance, consulting, bonus, pension, profit sharing, benefit or other compensation plan or arrangement or increase its overall work force or enter into any contract of employment, except compensation increases or decreases or changes in benefits and increases in work force made in the ordinary course of business;

      5.2.6 Enter into or modify any contract or commitment, incur any liability, absolute or contingent, waive or fail to enforce any right or enter into any other transaction, other than in the ordinary course of business, provided ASI may give notice to terminate any clearing agreements to be effective at or after Closing if agreed to in advance by Buyer;

      5.2.7. Take any action that would or might reasonably be expected to result in any representation or warranty set forth in this Agreement being or becoming untrue in any respect or in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article 8 hereof not being satisfied;

      5.2.8. Have made or become obligated to make any dividend payment or other distribution to the Sellers;

      5.2.9. Notwithstanding the foregoing, nothing in this Agreement shall prevent ASI from paying bonuses to John Arnold, Jerry Mulder, or other employees of ASI monthly and also immediately prior to Closing; provided, however, that all such bonuses shall be in normal and customary amounts consistent with ASI's and Sellers' past practices and ASI's monthly revenues and earnings prior to Closing.

    5.3.  Access to Facilities, Files and Records.  At the reasonable request of Buyer, ASI shall, from time to time, give or cause to be given to Buyer, its officers, employees, accountants, counsel and authorized representatives full access to (i) all of the property, accounts, books and other financial records, minute books, customer lists, SEC Reports, insurance policies, certificates, licenses, agreements, contracts, commitments, tax returns, records and files of every character, employees, equipment, fixtures, furniture, certain account information, notes and accounts payable and receivable and inventories of ASI; (ii) all such other information concerning the affairs of ASI as Buyer may reasonably request; (iii) consult with the independent auditors of and counsel to ASI with respect to all matters, including, but not limited to, the financial condition of ASI and the audit of ASI's financial statements and any legal and regulatory matters affecting ASI.

    5.4.  Organization, Good Will.  ASI shall preserve its business organization intact, retain the-services of its present officers and use its best efforts to retain substantially as at present its employees, and preserve the good will of its suppliers, customers and others having business relations with it.

    5.5.  Third Party Consents.  ASI and Sellers will obtain or cause to be obtained the consent of any third party whose consent is required by ASI or the Sellers in order that the transactions contemplated by this Agreement may be consummated without violation of any representation, warranty or covenant made by any of them in this Agreement; provided, however, that ASI shall not spend any money or otherwise incur any obligation in order to obtain any such consent without the prior written approval of Buyer.

    5.6.  Securities Laws.  ASI and Sellers will take all action necessary to permit the transactions contemplated herein to be consummated in compliance with all applicable federal and state securities laws.

    5.7.  Notice of Proceeding.  ASI will, upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated, promptly notify Buyer in writing of such order, decree, complaint or notice.

    5.8.  Confidential Information.  ASI and each Seller shall maintain all information gained from Buyer in connection with the transactions contemplated by this Agreement and the terms of this Agreement (the "Buyer Confidential Information") in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the Buyer Confidential Information, or any part thereof, to any third party, except as required by law or order of any court having competent jurisdiction. The Buyer Confidential Information shall be used only for the purposes of evaluating the transactions contemplated hereby and in the event the Closing does not occur for any reason, each Seller and ASI shall, immediately upon Buyer's request, return all copies and recordings of the Buyer Confidential Information in their possession or under their control and delete all records thereof in any data storage system maintained by or for such Seller or ASI.

    5.9.  No Solicitation.  ASI agrees that, prior to the Closing, it shall not, nor shall any of its directors, officers, employees, agents or representatives, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing information) inquiries or proposals concerning any merger, consolidation or acquisition or purchase of all or any substantial portion of the assets or capital stock of ASI (an "Acquisition Transaction") or negotiate or enter into any discussions or other communications with any prospective purchaser (other than Buyer or its affiliates) with respect to any Acquisition Transaction. ASI shall immediately advise Buyer of any inquiries or proposals relating to any Acquisition Transaction.

    5.10.  Public Announcements.  ASI and each of the Sellers acknowledges that Buyer is a publicly-held company and dissemination of information concerning this transaction or trading in Buyer's stock by any party to this transaction or any party receiving information from any party to this transaction prior to public release could result in violation of SEC insider trading regulations. Therefore, ASI and each of the Sellers agrees not to disseminate any information or make any public statement concerning the transactions other than what is in press releases of Buyer; provided, however, that Buyer shall not issue any press release or other public announcement regarding the execution of this Agreement without the prior consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

    5.11.  Adverse Events.  Promptly after the occurrence, or failure to occur, of any event, the occurrence or failure of which would (i) materially adversely affect, or could reasonably be expected to materially adversely affect, the assets, properties, operations, business, prospects, or condition (financial or otherwise) of ASI or the ability of any Seller or ASI to perform any of their obligations under this Agreement, or (ii) which, if known as of the date of this Agreement, would have been required to be disclosed to Buyer or (iii) causes any representation or warranty contained in this Agreement or any Schedule or Exhibit hereto to be untrue or inaccurate at any time from the date of this Agreement to and including the Closing, ASI and/or such Seller shall provide to Buyer all relevant information related thereto.

ARTICLE 6. COVENANTS OF BUYER PENDING ACQUISITION

    Buyer covenants and agrees that:

    6.1.  Corporate Action.  Subject to the provisions of this Agreement, Buyer will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

    6.2.  Confidentiality.  Buyer shall maintain all information gained from ASI in connection with its evaluation of the transactions contemplated by this Agreement (the "ASI Confidential Information") in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the ASI Confidential Information, or any part thereof, to any third party, except (i) for the exclusive purpose of evaluating the Acquisition Transaction, (ii) as required by law or an order of any court having competent jurisdiction, and (iii) as is necessary or required for Buyer to satisfy its disclosure obligations under the federal and state securities laws. In the event the Closing does not occur for any reason, Buyer shall, immediately upon ASI's request, return all copies and recordings of the ASI Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by or for Buyer.

    6.3.  Notice of Proceedings.  Buyer will, upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions if consummated, promptly notify ASI in writing of such order, decree, complaint or notice.

    6.4.  Nasdaq Listing.  If at the time of Closing the common stock of the Buyer is listed on the Nasdaq National Market, and in any event upon such listing, the Buyer will file an application to include the shares of common stock issuable to Seller hereunder, including any option shares, to be included in such listing.

    6.5.  Statutory Indemnification.  Buyer shall indemnify each of the Sellers with respect to any claims arising out of any actions taken by such Seller in good faith in his or her official capacity as an officer, director or employee of ASI whether arising before or after Closing, to the full extent permitted by Minnesota Statutes § 302A.521.

ARTICLE 7. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND ASI

    The obligations of the Sellers and ASI under this Agreement are, at the option of the Sellers and ASI, subject to the fulfillment of the following conditions prior to or at the Closing.

    7.1.  Representations, Warranties. Covenants.

      7.1.1. All representations and warranties of Buyer contained in this Agreement and in any certificate, Exhibit or Schedule to be delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and shall then be true and accurate in all material respects;

      7.1.2. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing;

      7.1.3. Buyer shall have delivered to Sellers a certificate of an officer of Buyer, dated as of the Closing, certifying to the fulfillment of the conditions set forth in this Section 7.1.

    7.2.  Proceedings.  No order of any court or other governmental agency shall have been issued which enjoins the consummation of the transactions contemplated by this Agreement.

    7.3.  Proceedings and Instruments Satisfactory.  All consents, approvals or proceedings, corporate, regulatory or otherwise, required by third parties or governmental authorities to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto, shall be satisfactory in form and substance to the Sellers and Buyer shall have furnished the Sellers with certified copies of such proceedings and such other instruments and documents as the Sellers shall have reasonably requested.

    7.4.  Delivery of Stock.  Buyer shall have delivered to the Sellers certificates representing shares of the Stock in an amount determined as provided in Article 1 of this Agreement. Such Stock shall be validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. Each such certificate shall bear the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

    Such certificates (including, without limitation, any certificate issued upon transfer or in exchange therefor or in substitution therefor) shall also bear any legend required under any applicable state securities or blue sky laws. Buyer may make a notation on its records or give instructions to any transfer agents or registrars for the Stock in order to implement the restrictions on transfer set forth in this Section 7.4. In connection with any transfer of such Stock, the transferor shall provide Buyer with such customary certificates, opinions and other documents as Buyer may reasonably request to assure that such transfer complies fully with applicable securities and other laws. Buyer shall not incur any liability for any delay in recognizing any transfer of such Stock if Buyer in good faith believes that such transfer may have been or would be in violation in any material respect of the provisions of the Securities Act or applicable state securities or blue sky laws. After such time as the legend described by this Section 7.4 is no longer required on any certificate or certificates representing any of the Stock in the good faith judgment of Buyer, upon request of a Seller, Buyer shall cause such certificates or certificates to be exchanged for a certificate or certificates that do not bear such legend.

    7.5.  Stock Options.  Buyer shall have executed and delivered to each of the Sellers a stock option agreement in the form attached as Exhibit 7.5 for the purchase of the number of shares of common stock of the Buyer determined as provided in Article I of this Agreement.

    7.6.  Consulting Agreement.  On or before the Closing, Buyer shall have entered into a consulting agreement with Arnold in substantially the form attached hereto and made a part hereof as Exhibit 7.6 (the "Consulting Agreement").

    7.7.  Non-Competition and Non-Disclosure Agreement.  On or before the Closing, Buyer shall have entered into a non-competition and non-disclosure agreement with Mulder in substantially the form attached hereto and made a part hereof as Exhibit 7.7 (the "Non-Competition Agreement").

    7.8.  Pledge Agreement.  On or before Closing, Sellers shall have entered into a pledge agreement with Buyer in substantially the form attached hereto and made a part hereof as Exhibit 7.8 (the "Pledge Agreement").

    7.9.  Consents.  Buyer shall have obtained all consents required to be obtained in order to consummate the transactions contemplated by this Agreement.

ARTICLE 8. CONDITIONS TO THE OBLIGATIONS OF BUYER

    The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the fulfillment of the following conditions prior to or at the Closing:

    8.1.  Representations, Warranties. Covenants.

      8.1.1. All representations and warranties of ASI and the Sellers contained in this Agreement and in any certificate, Exhibit or Schedule to be delivered pursuant hereto or in connection with the transactions contemplated hereby, which Schedule or Exhibit shall not be amended by ASI and the Sellers without Buyer' s prior written consent, shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and shall then be true and accurate in all material respects.

      8.1.2. ASI and the Sellers shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or at the Closing.

      8.1.3. ASI and the Sellers shall each deliver to Buyer at the Closing a certificate, certifying to the fulfillment of the conditions set forth in this Section 8. 1.

    8.2.  Proceedings.  There shall be no claims, actions, suits or proceedings pending or threatened against ASI and the Sellers which would restrict or prohibit ASI and the Sellers from consummating the transactions contemplated by this Agreement.

    8.3.  Proceedings and Instruments Satisfactory.  All consents, approvals or proceedings, corporate, regulatory or otherwise, required by third parties or governmental authorities to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be obtained and be satisfactory in form and substance to Buyer and ASI shall have furnished Buyer with certified copies of such proceedings and such other instruments and documents as Buyer shall have reasonably requested.

    8.4.  Delivery of ASI Stock.  The Sellers shall have delivered certificates representing all of the ASI Stock, free and clear of all liens and encumbrances, duly endorsed in blank with guaranteed signatures and all required transfer stamps, if any.

    8.5.  ASI's Creditors and Others.  If required by Buyer, each instrument or other agreement or document under which ASI has incurred or may incur debt or bank borrowings or other performance obligations shall have been amended where necessary or appropriate, without the assumption by Buyer or ASI of any additional obligation or cost and in a manner satisfactory in form and substance to Buyer and ASI, so as to permit the transactions contemplated by this Agreement without a default or acceleration of any obligation thereunder and to provide that neither Buyer nor ASI shall become liable, contingently or otherwise, by reason of consummation of such transactions, for acceleration of payment or other performance of such debt, bank borrowings or obligations.

    8.6.  No Change in ASI's Capitalization.  ASI's authorized and issued and outstanding capital stock shall be as stated in Section 3.2 and ASI shall have no agreement, obligation or commitment of any character to issue shares of its capital stock, or debentures, bonds, or other evidences of indebtedness convertible, in whole or in part, into shares of its capital stock. In addition, ASI's indebtedness for money borrowed shall not exceed $-0-.

    8.7.  Resolutions and Resignation of ASI's Directors.  ASI shall have delivered to Buyer at the Closing certified copies of resolutions adopted by the Board of Directors of ASI adopting and approving this Agreement and written resignations of ASI directors.

    8.8.  Certificates of Good Standing.  ASI shall have delivered to Buyer a Certificate of Good Standing issued by the Secretary of State of the state of Minnesota as of the date of Closing.

    8.9.  Certified Articles.  ASI shall have furnished to Buyer a copy of its Articles of Incorporation, including all amendments thereto, which shall have been certified by the Secretary of State of the State of Minnesota as of a date reasonably near the Closing Date.

    8.10.  Certified Bylaws.  ASI shall have furnished to Buyer a copy of the Bylaws of ASI which shall have been certified by the Secretary of ASI as of the Closing Date.

    8.11.  Certificate of Incumbency.  ASI shall have furnished to Buyer a Certificate of the Secretary of ASI, certified as of the Closing Date, as to the incumbency and signatures of the officers of ASI executing this Agreement and any document contemplated or delivered under this Agreement.

    8.12.  Consulting Agreement.  On or before the Closing, Buyer shall have entered into a Consulting Agreement with Arnold.

    8.13.  Non-Competition and Non-Disclosure Agreement.  On or before Closing, Buyer shall have entered into a Non-Competition and Non-Disclosure Agreement with Mulder.

    8.14.  Pledge Agreement.  On or before Closing, Buyer shall have entered into a Pledge Agreement with the Sellers.

    8.15.  Adverse Changes.  There shall be not have occurred any material adverse change in the nature, operations or prospects of the business of ASI from the date of this Agreement through the Closing Date.

ARTICLE 9. MUTUAL COVENANTS AND CONDITIONS

    TO OBLIGATIONS OF ASI AND BUYER

    9.1.  Stock Option.  The Buyer will use its best efforts to register the shares of common stock issuable upon exercise of the Stock Options under its current Form S-8 registration statement.

    9.2.  Expenses.  Each party shall bear its, his or her own costs and expenses incident to the transactions contemplated by this Agreement.

ARTICLE 10. INDEMNITY AGREEMENTS

    10.1.  Sellers' Litigation Indemnity Agreements.  The Sellers, proportionally in accordance with their Percentage Interest, shall for a period of one (1) year from the Closing Date indemnify ASI, Buyer and its affiliates and hold its affiliates harmless from any and all claims, actions, suits, liabilities, losses, damages and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit) ("Losses") which arise or result directly or indirectly from matters set forth on Schedule 3.9 hereof, or which should have been listed on such Schedule, provided, however, that the indemnification obligation contained in this Section 10.1 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless a Notice of Claim (as defined below) has been delivered to the Sellers or Principals prior to the first anniversary of the Closing Date. If a Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.

    10.2.  Sellers' Other Indemnity Agreements.  All representations and warranties made in this Agreement by the Sellers are made to and for the benefit of both Buyer and ASI. With respect to all such representations or warranties in this Agreement (and/or in the Exhibits or Schedules attached hereto and the documents to be delivered by the Sellers at the Closing), the Sellers, proportionally in accordance with their Percentage Interest, shall for a period of one (1) year from the Closing Date indemnify Buyer and ASI against and hold Buyer and ASI harmless from any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit) ("Losses") which arise or result directly or indirectly from any breach of any representation or warranty; provided, however, that the indemnification obligation contained in this Section 10.2 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless a Notice of Claim (as defined below) has been delivered to the Sellers prior to the first anniversary of the Closing Date. If a Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.2. Notwithstanding the foregoing, liability for indemnification for any Loss relating to a breach of the representations in Sections 3.3, 3.4, 3.5, or 3.6 shall be limited to the party breaching the representation.

    10.3.  Buyer's Indemnity Agreements.  With respect to all representations and warranties made by Buyer in this Agreement (and/or in the Exhibits and Schedules attached hereto and the documents to be delivered by Buyer at the Closing), Buyer shall for a period of one (1) year from the Closing Date indemnify the Sellers against and hold the Sellers harmless from any and all Losses which arise or result directly or indirectly from any breach of any such representation or warranty, provided, however, that the indemnification obligation contained in this Section 10.3 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless a Notice of Claim (as defined below) has been delivered to Buyer prior to the first anniversary of the Closing Date. If a Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.3.

    10.4.  Limitation of Amount.  No party indemnified under Section 10.1 and 10.2 above shall make a claim for indemnification unless and until such party has incurred a Loss based on a single or series of related items for which such party is entitled to indemnification in excess of $10,000 or cumulative Losses of any kind or dollar amount for which such party is entitled to indemnification in excess of a total sum of $25,000, provided that any such claim shall cover only Losses in excess of such limits, except to the extent that such Losses have been incurred by virtue of or resulted from fraud or intentional misrepresentation in which case this Section 10.4 (including the next sentence) shall not apply. In no event shall the aggregate liability of the Sellers to Buyer and ASI for indemnification under this Article 10 exceed $1,000,000.

    10.5.  No Limitation, Exclusive Remedy.  The indemnity agreements in this Article 10 shall not constitute a limitation on any of the warranties, representations, covenants or agreements herein. The provisions of this Article 10 shall be the exclusive remedy for a party's breach of the representations and warranties contained herein.

    10.6.  Procedure for General Claims.  Buyer shall give reasonably prompt written notice to Sellers of any claim or event other than Third Party Claims (as defined below) with respect to which Buyer believes it or its affiliates is or may be entitled to indemnification pursuant to this Article 10 and the Sellers shall give reasonably prompt notice to Buyer of any claim or event other than Third Party Claims with respect to which the Sellers believe they are or may be entitled to indemnification pursuant to this Article 10 (in each case, a "Notice of Claim"); provided, however, that the failure to give notice as provided in this Section 10.6 shall not relieve the other party of its indemnification obligations hereunder, except to the extent that the indemnifying party is prejudiced by such failure to give notice. The Notice of Claim shall state the nature and basis of said claim or event, the amount thereof to the extent known and the basis of such party's belief that it may be entitled to indemnification with respect thereto, including, without limitation, identifying the representation, warranty, covenant, or agreement which such party believes has been breached.

    10.7.  Procedure for Third-Party Claims.

      10.7.1. Buyer, on the one hand, and the Sellers on the other, (the "Indemnified Party"), shall give reasonably prompt written notice to the other (the "Indemnifying Party") of any claim or event with respect to which the Indemnified Party believes it is or may be entitled to indemnification pursuant to this Article 10 resulting from any claim, action, suit or proceeding brought by any third party in connection with any litigation, administrative proceedings or similar actions (including, without limitation, claims by any assignee or successor of a party hereto or any governmental agency) (collectively, "Third Party Claims"), together with an estimate of the amount in dispute thereunder and a copy of any claim, process, legal pleadings or correspondence with respect thereto received by the Indemnified Party, provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within ten days of receipt of such notice, the Indemnifying Party may, by written notice to the Indemnified Party, assume the defense of such Third Party Claim through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party) with all fees and expenses thereof to be paid by the Indemnifying Party, in which event the Indemnified Party may participate in the defense thereof at its sole expense, provided that such Indemnified Party shall have the right to employ separate counsel to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between the Indemnifying Party and such Indemnified Party exists with respect to such Third Party Claim, with all fees and expenses of such separate counsel to be paid by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of such Third Party Claim by failing to deliver a written notice of the Indemnifying Party's intention to assume such defense within ten days after receipt of the initial notice thereof, or thereafter abandons or fails to diligently pursue such defense (and only in such circumstances), the Indemnified Party may assume such defense and the fees and expenses of its counsel will be paid by the Indemnifying Party. If the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials, and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such records, materials and information in the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Notwithstanding anything in this Section 10.6 to the contrary, however, if a claim shall be made with respect to which the Indemnifying Party has agreed to assume the defense thereof, the Indemnifying Party shall not thereafter be entitled to dispute, and hereby agrees not to dispute, the Indemnified Party's right to indemnification therefor pursuant to Article 10 hereof or any subsequent claims of the Indemnified Party with respect to such Third Party Claim.

      10.7.2. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party or (iii) upon the issuance of an order of a court of competent jurisdiction or an arbitrator with respect to such Third Party Claim, appeal or otherwise challenge such order. Upon the settlement or compromise of any Third Party Claim, the order of a court of competent jurisdiction or arbitrator (if the Indemnified Party has failed to consent to the appeal or challenge thereof) with respect thereto or the final, non-appealable order of any appellate court (if the Indemnified Party has consented to the appeal or challenge thereof) with respect thereto, as the case may be, any resulting settlement, award, damages or judgment shall be paid (i) in the case of any such Third Party Claim with respect to which the Sellers are the Indemnifying Party, by the Sellers, and (ii) in the case of any such Third Party Claim with respect to which Buyer is the Indemnifying Party, by Buyer.

ARTICLE 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    11.1.  Survival.  The several representations and warranties of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on and as of the Closing and shall remain operative and in full force and effect until the first anniversary of the Closing Date, regardless of any investigation or statement as to the results thereof, made by or on behalf of any such party. Except for the provisions of Article 10, and Sections 5.8, 6.2, 9.1, 9.2, 12.6, 12.7, 12.8 through 12.11, inclusive, and 12.13 through 12.15, inclusive, of this Agreement, the several covenants and agreements of the parties contained in this Agreement shall expire on the earlier of termination or abandonment of this Agreement or the Closing Date.

ARTICLE 12. MISCELLANEOUS

    12.1.  Abandonment of Transaction.  The transaction may be abandoned, and this Agreement terminated, at any time after the date of this Agreement, but not later than the Closing, by:

      12.1.1. The mutual consent of the Board of Directors of ASI and Buyer, or

      12.1.2. Buyer, if ASI or Sellers are in willful breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect; or

      12.1.3. ASI or Sellers, if Buyer is in willful breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect; or

      12.1.4. Either party hereto if the consummations of the transactions contemplated by this Agreement have been enjoined and such injunction is not subject to appeal;

      12.1.5. ASI, Sellers or Buyer if the transactions contemplated herein shall not have become effective on or before December 31, 1999.

    12.2.  Effect of Termination or Abandonment.  If for any reason the transactions contemplated hereby shall not become effective, all written schedules and other information and all copies of material from the books and records of any party heretofore furnished to any other party shall be returned promptly to the party furnishing the same and, in such event, the provisions of this Agreement relating to confidential information shall survive the termination of this Agreement and the abandonment of the reorganization.

    12.3.  Liabilities.  In the event this Agreement is terminated and the contemplated transactions are abandoned pursuant to Section 12.1 hereof, no party hereto shall have any duty or liability to the other either for costs, expenses, loss of anticipated profits or otherwise, except with respect to any liability or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or agreements set forth in this-Agreement.

    12.4.  Assignment.  This Agreement shall not be assigned by ASI or the Sellers.

    12.5.  Further Assurances.  From time to time prior to, at and after the Closing, the Sellers, ASI and Buyer will and will cause their respective directors and officers to execute all such instruments and take all such actions as the Sellers, Buyer or ASI, being advised by counsel, shall reasonably request in connection with the carrying out and effectuating of the intent and purpose hereof and all transactions and things contemplated by this Agreement including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

    12.6.  Notices.  All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be given by ASI on behalf of itself and the Sellers, and by Buyer on behalf of itself. All such notices, demands and other communication shall be in writing, shall be given either by personal delivery or by nationally recognized Overnight courier or by telecopier, and shall be deemed to have been given or made when personally delivered, one business day after delivered to a nationally recognized overnight courier, postage prepaid and receipt requested, or one business day after transmission by telecopier, receipt confirmed, addressed as follows:

(i) If to Buyer:

    Stockwalk.Com Group, Inc.
    5500 Wayzata Boulevard
    Suite 802
    Minneapolis, Minnesota 55416
    Attention: Eldon C. Miller
    Telecopier: (612) 544-5785

with a copy to:

    Albert A. Woodward
    Maun & Simon, PLC
    2000 Midwest Plaza Building West
    801 Nicollet Mall
    Minneapolis, Minnesota 55402

or to such other address as Buyer may from time to time designate by notice to ASI and the Sellers;

(ii) If to ASI or Sellers

    Arnold Securities, Inc.
    830 2nd Avenue South
    Minneapolis, Minnesota 55402
    Attention: John Arnold
    Telecopier:

with a copy to:

    Robert K. Ranum
    Fredrikson & Byron, PA
    900 Second Avenue South, Suite #1000
    Minneapolis, Minnesota 55402-3397

or to such other address as ASI or the Sellers may from time to time designate by notice to Buyer.

    12.7.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to the subject matter hereof.

    12.8.  Rules of Construction.  This Agreement shall be construed as follows:

      12.8.1. except as otherwise defined in this Agreement, words shall be given their commonly understood meaning in agreements of this nature, except that accounting terms shall be given the meaning ascribed thereto by generally accepted accounting principles and interpretations;

      12.8.2. this Agreement has been negotiated on behalf of the parties hereto with the advice of counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision shall be applied in construction of this Agreement;

      12.8.3. the captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    12.9.  Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

    12.10.  Waiver of Provisions.  The terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. Such waiver shall be authorized solely by the individual or his personal representative, if the Sellers, or the majority vote of the Board of Directors or the Executive Committee of the corporate party waiving compliance or by officers authorized by such Board or Committee. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any provision, term covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. The representations and warranties of the Sellers and ASI, on the one hand, and Buyer, on the other hand, contained in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith prior to or at the Closing shall not be deemed waived or otherwise amended or modified by any investigation made by any party hereto.

    12.11.  Successors.  All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Buyer and of ASI and the successors and personal representatives of the Sellers. For the purpose of this Agreement, the term "successors" shall include but not be limited to heirs, legatees, and devisees, and the term "personal representatives" shall include administrators, executors, guardians, and conservators.

    12.12.  Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

    12.13.  Public Statements or Releases.  ASI, the Sellers and Buyer each agree not to make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions provided for in this Agreement, without first attempting to the extent reasonably possible (and in all cases with regard to written matters) to clear such announcement, statement, acknowledgment or revelation with the other parties hereto. Each party agrees that it will not unreasonably withhold any such consent or clearance from another party.

    12.14.  Severability.  In the event that any provision in this Agreement be held invalid or unenforceable, by a court of competent jurisdiction, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such provision goes to the essence of this Agreement in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

    12.15.  No Third Party Beneficiaries.  This Agreement and the obligations of parties hereunder shall operate exclusively for the benefit of the parties executing this Agreement and their permitted successors and assigns and not for the benefit of any other person or entity, including, without limitation, any other shareholder, creditor, employee or former employee of ASI and no such person or entity shall have any rights or remedies hereunder.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and their corporate seals, if applicable, to be hereunto affixed, effective as of the day and year first above written.

STOCKWALK.COM GROUP, INC.		ARNOLD SECURITIES, INC.

By	/s/ ELDON C MILLER Eldon C Miller Its: Chairman & CEO	By:	/s/ JOHN ARNOLD John Arnold Its: President

/s/ JERRY MULDER Jerry Mulder

/s/ CINDY PEDERSEN Cindy Pedersen

Exhibits/Schedules omitted

  •
  Non-incentive Stock Option Agreement

  •
  Consulting Agreement

  •
  Non-competition and Non-disclosure Agreement

  •
  Stock Pledge Agreement

  •
  Promissory Notes

A copy of the omitted exhibits/schedules will be provided upon request.

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STOCK ACQUISITION AGREEMENT BY AND AMONG ARNOLD SECURITIES, INC., JOHN ARNOLD, JERRY W. MULDER, CINDY PEDERSEN, AND STOCKWALK.COM GROUP, INC.
ARTICLE I. CONVEYANCE OF STOCK
ARTICLE 2. CLOSING
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND ASI
ARTICLE 4. BUYER'S REPRESENTATIONS AND WARRANTIES
ARTICLE 5. COVENANTS OF THE SELLERS AND ASI PENDING CLOSING
ARTICLE 6. COVENANTS OF BUYER PENDING ACQUISITION
ARTICLE 7. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND ASI
ARTICLE 8. CONDITIONS TO THE OBLIGATIONS OF BUYER

ARTICLE 9. MUTUAL COVENANTS AND CONDITIONS
ARTICLE 10. INDEMNITY AGREEMENTS
ARTICLE 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE 12. MISCELLANEOUS